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                                               Rule 424(b)(3)
                                               Registration No.    333-56613
                                                                   333-56613-01


PROSPECTUS SUPPLEMENT NO. 13
(TO PROSPECTUS DATED JULY  21, 1998)

                        12,000,000 PREFERRED SECURITIES

                             SUIZA CAPITAL TRUST II

                 5 1/2% TRUST CONVERTIBLE PREFERRED SECURITies
               (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY
                 GUARANTEED TO THE EXTENT SET FORTH HEREIN BY,
                     AND CONVERTIBLE INTO COMMON STOCK OF,

                            SUIZA FOODS CORPORATION

         This Prospectus Supplement No. 13 supplements and amends the Prospectus dated July 21, 1998, as supplemented and amended by that Prospectus Supplement No. 1 dated July 23, 1998, that Prospectus Supplement No. 2 dated August 10, 1998, that Prospectus Supplement No. 3 dated August 20, 1998, that Prospectus Supplement No. 4 dated September 29, 1998, that Prospectus Supplement No. 5 dated October 23, 1998, that Prospectus Supplement No. 6 dated November 16, 1998, that Prospectus Supplement No. 7 dated January 4, 1999, that Prospectus Supplement No. 8 dated February 2, 1999, that Prospectus Supplement No. 9 dated March 1, 1999, that Prospectus Supplement No. 10 dated March 19, 1999, that Prospectus Supplement No. 11 dated April 8, 1999, and that Prospectus Supplement No. 12 dated May 7, 1999 (collectively, the "Prospectus") relating to the 5 1/2% Trust Convertible Preferred Securities (the "Preferred Securities") which represent undivided beneficial interests in the assets of Suiza Capital Trust II, a statutory business trust created under the laws of the State of Delaware (the "Issuer" or the "Trust"), the common securities of the Issuer (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), the 5 1/2% Convertible Subordinated Debentures due April 1, 2028 (the "Debentures") issued by Suiza Foods Corporation, a Delaware corporation ("Suiza"), the Common Stock (as defined) issuable upon conversion of the Preferred Securities or the Debentures, as applicable, and the associated Guarantee (as defined) (collectively, the "Offered Securities"). All capitalized terms used but not otherwise defined in this Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.

         Following their original issuance by the Trust, the Preferred Securities have been resold by the Initial Purchasers and subsequent purchasers thereof to qualified institutional buyers in transactions exempt from registration under Rule 144A promulgated under the Securities Act. The Preferred Securities have been and will remain eligible for resale on the PORTAL Market. However, Preferred Securities resold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. Suiza and the Trust do not currently intend to list the Preferred Securities resold pursuant to this Prospectus on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Securities resold under this Prospectus. See "Risk Factors -- Absence of Public Market for the Preferred Securities" in the Prospectus.

         Neither Suiza nor the Trust will receive any of the proceeds from the sale of the Preferred Securities by the Selling Holders. Expenses of preparing and filing the Registration Statement, the Prospectus, this Prospectus Supplement No. 13 and all other prospectus supplements are borne by Suiza.

         The Prospectus, together with this Prospectus Supplement No. 13, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the Preferred Securities and the Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

                      ------------------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE OFFERED SECURITIES.

                      ------------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE

                      ------------------------------------


             The date of this Prospectus Supplement is June 1, 1999.


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                                               Rule 424(b)(3)
                                               Registration No.    333-56613
                                                                   333-56613-01

         The Prospectus is hereby amended to add the following information to the end of the Section of the Prospectus entitled "Selling Holders":

         The table below sets forth information as of June 1, 1999 concerning beneficial ownership of the Preferred Securities of each of the Selling Holders. All information concerning beneficial ownership has been furnished by the Selling Holders.

                                                             PREFERRED SECURITIES                NO. OF PREFERRED
                                                             OWNED BEFORE OFFERING             SECURITIES OFFERED IN
            NAME OF SELLING HOLDER (1)                     NUMBER             PERCENT               THE OFFERING
Donaldson, Lufkin & Jenrette Securities Corporation (2)   225,000              1.9                    225,000
J.P. Morgan Securities Incorporated  (3)                   77,326               *                      77,326


--------------------
 *                                Less than 1%.
(1) Except as otherwise set forth herein, none of the Selling Holders has, or within the last three years has had, any position, office or other material relationship with Suiza or the Trust or any of their predecessors or affiliates.

(2) Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has in the past provided to Suiza and its affiliates investment banking and investment advisory services including acting as a lead Initial Purchaser in the original offering of the Offered Securities. In each case, DLJ received only customary fees in connection with the provision of such services. The Preferred Securities included herein for the account of DLJ are in addition to those previously disclosed for the account of DLJ in the Prospectus.

(3) The Preferred Securities included herein for the account of J.P. Morgan Securities Incorporated ("JPM") are in addition to those previously disclosed for the account of JPM in the Prospectus.


         The Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Preferred Securities since the date on which they provided the information regarding their Preferred Securities in transactions exempt from the registration requirements of the Securities Act. None of the above listed Selling Holders has converted any of the Preferred Securities into shares of Common Stock. See "Description of Preferred Securities --Conversion Rights" in the Prospectus. Additional Selling Holders or other information concerning the above listed Selling Holders may be set forth from time to time in additional prospectus supplements.


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